GUARANTEED MINIMUM DEATH BENEFIT ("GMDB") RIDER
                           ANNUAL RATCHET TO AGE [85]


This rider is part of your [Contract/Certificate], and the same definitions apply to the capitalized terms used herein. The benefit described in this rider is subject to all the terms contained in your [Contract/ Certificate], except as modified below. In this rider, "we", "our" and "us" mean Equitable Life Assurance Society of the United States and "you" and "your" mean the Owner.


THIS RIDER'S BENEFIT
On the Contract Date, the Guaranteed Minimum Death Benefit (GMDB) is equal to your initial Contribution [plus any Credit]. Thereafter, on each Contract Date Anniversary through the Contract Date Anniversary following the Annuitant's [85th ] birthday, if the Annuity Account Value is greater than the current GMDB, the GMDB is reset to equal the Annuity Account Value. The GMDB is also adjusted for any subsequent Contributions, [Credits] and withdrawals as described under "Effects of Withdrawals" below.

EFFECT OF WITHDRAWALS

NOTE TO REGULATOR: THERE ARE TWO ALTERNATIVES FOR ADJUSTING THE GUARANTEED MINIMUM DEATH BENEFIT FOR WITHDRAWALS. THEY ARE REFERENCED BELOW AS OPTION 1 AND
2. BOTH ADJUSTMENTS ARE DETERMINED ON A CONTRACT YEAR BASIS. THE ONE OPTION WE IMPLEMENT WILL BE REFLECTED IN THIS RIDER AS ISSUED AND WILL NOT CHANGE FOR AN ANNUITANT ONCE ISSUED.

OPTION 1 (DOLLAR FOR DOLLAR ADJUSTMENT ON [5]% OF WITHDRAWALS AND PRO-RATA THEREAFTER):

[During each Contract Year, the Annual Ratchet to Age [85] GMDB will be reduced by withdrawals. The reduction of the GMDB is on a dollar-for-dollar basis as long as the sum of your withdrawals in that Contract Year is [5%] or less of the GMDB as of the beginning of the Contract Year. Once a withdrawal is made that causes cumulative withdrawals in a Contract Year to exceed [5%] of the GMDB as of the beginning of the Contract Year, that entire withdrawal and any subsequent withdrawals in that Contract Year will cause a pro rata reduction of the GMDB.

OPTION 2  (PRO-RATA ADJUSTMENT OF WITHDRAWALS):

[During each Contract Year, the Annual Ratchet to Age [85] GMDB will be reduced pro rata by withdrawals.]

A pro rata reduction is determined as follows:
1) Divide the amount of the withdrawal by your Annuity Account Value immediately preceding the withdrawal;
2) Multiply the fraction calculated in 1) by the amount of your GMDB immediately preceding the withdrawal. This is the amount of the pro rata reduction. We will reduce your GMDB by this amount. We will make this reduction as of the Transaction Date of each withdrawal.


2003GMDB-AR
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[FOR NQ, IRA AND TSA MARKET SEGMENTS ONLY]
[SPECIAL RULES FOR SUCCESSOR OWNER/ANNUITANT

If the Owner/Annuitant dies and the surviving spouse (who is the joint owner or sole primary beneficiary) elects to become Successor Owner/Annuitant (SOA), the Annuity Account Value for the continued [Contract/Certificate] will be equal to the greater of (i) the Annuity Account Value as of the date we receive due proof of the Owner/Annuitant's death, or (ii) the GMDB as of the date of the Owner/Annuitant's death. If the GMDB is greater than the Annuity Account Value, we will re-set the Annuity Account Value to equal the GMDB. Any additional amount of Annuity Account Value will be allocated in accordance with the current allocation instructions on file. We do not re-set the GMDB if the Annuity Account Value is higher.

In determining whether this rider will continue to apply, we will use the age of the SOA as of the date of death of the original Annuitant.

     o If the SOA is age [75] or younger, this optional GMDB continues until the Contract Date Anniversary following the SOA's 85th birthday. If the GMDB had ended due to the original Owner/Annuitant attaining age 85, we will reinstate the GMDB if the SOA is eligible.

     o If the SOA is age [76] or older at the time he/she becomes SOA, the GMDB value is frozen as of the Transaction Date that the SOA is processed (and adjusted for any contributions and withdrawals) and any charge that applies ends.

Withdrawal charges will no longer apply to Contributions made prior to the original Annuitant's death. Withdrawal charges apply to any Contributions made by the SOA after the original Annuitant's death.]


THE COST OF THIS RIDER

The charge for this benefit is shown in the Data Pages.

GENERAL PROVISIONS OF THIS RIDER

Upon the occurrence of any of the following, this rider and any charge associated herewith will terminate: (i) the [Contract/Certificate] terminates,
(ii) the SOA is age [76] or older at the time he/she becomes SOA, (iii) the [Contract/Certificate] is continued under the Beneficiary Continuation Option, if applicable, or (iv) the [Contract/Certificate] is annuitized, including exercise of Guaranteed Minimum Income Benefit (also referred to as Living Benefit), if applicable.



THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


/s/ Christopher M. Condron                  /s/ Pauline Sherman
--------------------------                  -------------------
Christopher M. Condron                      Pauline Sherman
Chairman and Chief Executive Officer        Senior Vice President, Secretary and
                                            Associate General Counsel




2003GMDB-AR